Exhibit 4.2

Execution Version

CABOT OIL & GAS CORPORATION

AMENDMENT NO. 2 TO NOTE PURCHASE AGREEMENT

As of December 31, 2015

To the Holders of Notes Named
on the Signature Pages Hereto

Ladies and Gentlemen:

Cabot Oil & Gas Corporation (hereinafter, together with its successors and assigns, the “Company”) agrees with you as follows:

1.                                      PRELIMINARY STATEMENTS.

1.1.         Note Issuances, etc.

Pursuant to that certain Note Purchase Agreement dated July 16, 2008, as amended by Amendment No. 1 to Note Purchase Agreement dated as of June 30, 2010 (as in effect immediately prior to giving effect to the Amendments (as defined below) provided for hereby, the “Existing Note Purchase Agreement”, and as amended by this Amendment Agreement (as defined below) and as may be further amended, restated or otherwise modified from time to time, the “Note Purchase Agreement”) the Company issued and sold (a) $245,000,000 in aggregate principal amount of its 6.44% Series D Senior Notes due July 16, 2018 (the “Series D Notes”), (b) $100,000,000 in aggregate principal amount of its 6.54% Series E Senior Notes due July 16, 2020 (the “Series E Notes”) and (c) $80,000,000 in aggregate principal amount of its 6.69% Series F Senior Notes due July 16, 2023 (the “Series F Notes”).  The Series D Notes, the Series E Notes and the Series F Notes (as each may be amended, restated or otherwise modified from time to time as of the date hereof, collectively, the “Existing Notes”) as of the date hereof remain outstanding.  The register for the registration and transfer of the Existing Notes indicates that the parties named in Annex 1 (the “Noteholders”) to this Amendment No. 2 to Note Purchase Agreement (the “Amendment Agreement”) are currently the holders of the entire outstanding principal amount of the Existing Notes.

2.                                      DEFINED TERMS.

Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Existing Note Purchase Agreement.

3.                                      AMENDMENTS TO THE EXISTING NOTE PURCHASE AGREEMENT.

Subject to Section 7 of this Amendment Agreement, the Required Holders and the Company hereby agree to each of the amendments to the Existing Note Purchase Agreement as provided for by this Amendment Agreement and specified in this Section 3.  Such amendments are referred to herein, collectively, as the “Amendments”.

3.1.         Section 7.2(a) - Covenant Compliance.  Section 7.2(a) of the of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(a)           Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.7, 10.8, 10.9 and 10.10 (if relevant), inclusive, and each Additional Provision (if any) incorporated into this Agreement pursuant to Section 9.9 that is a Financial Covenant, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence).  In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.3) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and

3.2.         Section 8A - Covenant Relief Period Disposition Prepayments.  A new Section 8A is hereby added to the Existing Note Purchase Agreement immediately following Section 8 to read as follows:

8A.          PREPAYMENT IN CONNECTION WITH A DISPOSITION DURING THE COVENANT RELIEF PERIOD.

8A.1       Notice and Offer.  In the event any Debt Prepayment Application is to be used to make an offer (a “Prepayment Offer”) to prepay Notes pursuant to Section 10.6(d) of this Agreement (a “Prepayment Transfer”), the Company will give written notice of such Prepayment Transfer to each holder of Notes within ten (10) Business Days after such Disposition.  Such written notice shall contain, and such written notice shall constitute, an irrevocable offer to prepay, at the election of each holder, a portion of the Notes held by such holder equal to such holder’s Ratable Portion and such holder’s Second Round Ratable Portion, in each case, of the net proceeds in respect of such Prepayment Transfer on a date specified in such notice (the “Prepayment Date”) that is twenty (20) Business Days after the date of such notice, together with unpaid interest on the amount to be so prepaid accrued to the Prepayment Date.

8A.2.      Acceptance and Payment.  To accept such Prepayment Offer, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company at least five (5) Business Days prior to the Prepayment Date (a “Prepayment Response Date”).  Such holder may accept either (a) its Ratable Portion of the net proceeds in respect of such Prepayment Transfer or (b) both its Ratable Portion and its Second Round Ratable Portion, in each case, of the net proceeds in respect of such Prepayment Transfer; provided, that failure to accept such offer in writing by the Prepayment Response Date shall be deemed to constitute a rejection of the Prepayment Offer.  If so accepted by any holder of a Note, such offered prepayment (equal to not less than such holder’s Ratable Portion and, if applicable, Second Round Ratable Portion, in each case, of the net proceeds in respect of such Prepayment Transfer) shall be due and payable on the Prepayment Date.  Such offered prepayment shall be made at one hundred percent (100%) of the principal amount of such Notes being so prepaid, together with interest on such principal amount then being prepaid accrued to the Prepayment Date determined as of the date of such prepayment.

8A.3.      Other Terms.  Each offer to prepay the Notes pursuant to this Section 8A shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying (a) the Prepayment Date, (b) the net proceeds in respect of the applicable Prepayment Transfer, (c) that such offer is being made pursuant to Section 8A and Section 10.6(d) of this Agreement, (d) the principal amount of each Note offered to be prepaid, (e) the interest that would be due on each Note offered to be prepaid, accrued to the Prepayment Date and (f) in reasonable detail, the nature of the Disposition giving rise to such Prepayment Transfer and certifying that no Default or Event of Default exists or would exist after giving effect to the prepayment contemplated by such offer.

8A.4.      Prepayment.        The Company shall (a) prepay on the Prepayment Date the Notes held by each holder that has accepted such offer (in accordance with the terms of its acceptance of such offer and this Section 8A) and (b) deliver to such holder a certificate of a Senior Financial Officer of the Company and dated the Prepayment Date and specifying (i) the principal amount of each Note held by such holder being prepaid on such Prepayment Date and (ii) the interest accrued to such Prepayment Date and paid to such holder such Prepayment Date, in each case under clauses (i) and (ii), in respect of such Ratable Portion and, if applicable, such Second Round Ratable Portion.

8A.5.      Notice Concerning Status of Holders of Notes.  Promptly after each Prepayment Date and the making of all prepayments contemplated on such Prepayment Date under this Section 8A (and, in any event, within thirty (30) days thereafter), the Company shall deliver to each holder of Notes a certificate signed by a Senior Financial Officer of the Company containing a list of the then current holders of Notes (together with their addresses) and setting forth as to each such holder the outstanding principal amount of Notes held by such holder at such time.

For purposes of this Section 8A, “Second Round Ratable Portion” means, in relation to any net proceeds in respect of a Prepayment Transfer with respect to any holder of any Note that has accepted an offer with respect to its Second Round Ratable Portion applicable thereto, an amount equal to

(A)          the aggregate amount of the Ratable Portion (as defined herein and in the Other Note Agreements) of such net proceeds in respect of such Prepayment Transfer that were not accepted by the holders of Senior Notes on or prior to the Prepayment Response Date in accordance with the terms of Section 8A.2 above (and the corresponding provisions of the Other Note Agreements, as the case may be), multiplied by

(B)          a fraction, the numerator of which is the outstanding principal amount of such holder’s Note and the denominator of which is the aggregate principal amount of all Senior Notes the holders of which accepted their respective Ratable Portions (as defined herein and in the Other Note Agreements) and Second Round Ratable Portions (as defined herein and in the Other Note Agreements) in respect of such net proceeds on or prior to the Prepayment Response Date in accordance with the terms of Section 8A.2 above (and the corresponding provisions of the Other Note Agreements, as the case may be), in each case determined immediately prior to the application of such net proceeds.

3.3.         Section 9 - Affirmative Covenants.  Section 9 of the Existing Note Purchase Agreement is hereby amended by adding a new Section 9.9 at the end of such Section to read as follows:

9.9.         Most Favored Lender.

(a)           If at any time (including as in effect on the Second Amendment Effective Date) any Material Credit Facility shall include any Financial Covenant, any event of default (whether set forth as a undertaking, event of default, prepayment event or other such provision) or prepayment right not set forth herein or that would be more beneficial to the holders of the Notes than any analogous provision contained in this Agreement (any such Financial Covenant, event of default or prepayment right, an “Additional Provision”), then the Company shall provide a Most Favored Lender Notice to the holders of the Notes.  Thereupon, unless waived in writing by the Required Holders within thirty (30) days of receipt of such Most Favored Lender Notice by the holders of the Notes, such Additional Provision (and any related definitions) shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis (including any grace period, if applicable, with respect thereto), as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such Additional Provision became effective under such Material Credit Facility.  Notwithstanding any of the foregoing to the contrary, it is hereby agreed that if no such Most Favored Lender Notice is provided by the date required herein, such Additional Provision shall be deemed automatically incorporated by reference in accordance with the terms of the previous sentence, effective as of the date when such Additional Provision became effective under such Material Credit Facility.  Thereafter upon the request of any holder of a Note, the Company shall enter into any additional agreement or amendment to this Agreement reasonably requested by such holder evidencing any of the foregoing.  As used herein, “Most Favored Lender Notice” means, in respect of any Additional Provision, a written notice to each of the holders of the Notes delivered promptly, and in any event within ten (10) Business Days after the inclusion of such Additional Provision in any Material Credit Facility (including by way of amendment or other modification of any existing provision thereof), by a Senior Financial Officer of the Company referring to the provisions of this Section 9.9 and setting forth a description of such Additional Provision (including any defined terms used therein) and related explanatory calculations, as applicable.

(b)           So long as no Default or Event of Default has occurred and is continuing on the date on which any Additional Provision is amended or modified in the relevant Material Credit Facility such that such Additional Provision is less restrictive on the Company, any Additional Provision is removed from such Material Credit Facility or such Material Credit Facility shall be terminated, any Additional Provision incorporated into this Agreement pursuant to this Section 9.9: (x) shall be deemed amended, modified or removed as a result of any amendment, modification or removal of such Additional Provision under such Material Credit Facility and (y) shall be deemed deleted from this Agreement at such time as such Material Credit Facility shall be terminated and no amounts shall be outstanding thereunder; provided, that,

(i)            other than as provided in Section 17, this Agreement shall not be amended to delete any covenant, undertaking, event of default, restriction or other provision included in this Agreement (other than by operation of Section 9.9(a)) or to make any such provision less restrictive on the Company and its Subsidiaries; and

(ii)           if any lender or agent under such Material Credit Facility is paid any remuneration as consideration for any amendment, modification or removal of such Additional Provision under such Material Credit Facility, then such remuneration shall be concurrently paid, on the same equivalent terms, ratably to each holder of the Notes then outstanding.

3.4.         Section 10.6 - Section 10.6 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

10.6.       Sale of Assets.

Except as permitted by Section 10.2, the Company will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively a “Disposition”), any assets, in one or a series of transactions, to any Person, other than:

(a)           Dispositions of surplus equipment for fair and adequate consideration;

(b)           Dispositions of worthless or obsolete equipment;

(c)           Dispositions of inventory (including Hydrocarbons and seismic data) that is sold in the ordinary course of business;

(d)           during the Covenant Relief Period, Dispositions not otherwise permitted by paragraphs (a), (b) or (c) of this Section 10.6 provided that:

(i)            in the good faith opinion of the Company, the Disposition is in exchange for consideration having a fair market value at least equal to that of the property subject to such Disposition and is in the best interest of the Company or such Subsidiary;

(ii)           after giving effect to such transaction, no Default or Event of Default shall exist; and

(iii)          immediately after giving effect to the Disposition, the aggregate net proceeds from all Dispositions pursuant to this Section 10.6(d) occurring in the then-current fiscal year would not exceed an amount (the “Asset Sale Threshold”) equal to the lesser of (A) 5% of Consolidated Total Assets (determined as of the last day of the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 7.1(b) of this Agreement) and (B) $250,000,000.  Notwithstanding the foregoing, the Company may, or may permit a Subsidiary to, make a Disposition and the assets subject to such Disposition shall not be subject to or included in the foregoing limitation and computation contained in this paragraph (d)(iii) if the Company gives the notice required by Section 8A.1 and an amount equal to the net proceeds from such Dispositions in the relevant fiscal year in excess of the Asset Sale Threshold are applied to a Debt Prepayment Application in accordance with Section 8A.  Solely for the purposes of the preceding sentence, whether or not such offers are accepted by the holders, the entire principal amount of the Notes subject to a Debt Prepayment Application shall be deemed to have been prepaid; and

(e)           at all other times other than during the Covenant Relief Period:

(i)            Dispositions of equipment that is replaced by equipment of substantially equal suitability and value; and

(ii)           Dispositions not otherwise permitted by paragraphs (a), (b), (c) or (e)(i) of this Section 10.6 provided that:

(A)          in the good faith opinion of the Company, the Disposition is in exchange for consideration having a fair market value at least equal to that of the property subject to such Disposition and is in the best interest of the Company or such Subsidiary;

(B)          after giving effect to such transaction, no Default or Event of Default shall exist; and

(C)          immediately after giving effect to the Disposition, the aggregate net book value of all assets that were the subject of any Disposition pursuant to this Section 10.6(e)(ii) occurring in the then-current fiscal year would not exceed 25% of Consolidated Total Assets determined as of the last day of the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 7.1(b) of this Agreement.  Notwithstanding the foregoing, the Company may, or may permit a Subsidiary to, make a Disposition and the assets (or portion thereof, as the case may be) subject to such Disposition shall not be subject to or included in the foregoing limitation and computation contained in this paragraph (e)(ii)(C) if, within 365 days of such Disposition, an amount equal to the net proceeds from such Disposition (or portion thereof, as the case may be) is:

(1)           reinvested in productive assets to be used in the existing business of the Company or a Subsidiary (including exploration and development capital expenditures); or

(2)           the net proceeds from such Disposition (or portion thereof, as the case may be) are applied to a Debt Prepayment Application pursuant to Section 8.4.  Solely for the purposes of the foregoing clause (2), whether or not such offers are accepted by the holders, the entire principal amount of the Notes subject to a Debt Prepayment Application shall be deemed to have been prepaid.

3.5.         Section 10.8 - Asset Coverage Ratio.  Section 10.8 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

10.8.       Asset Coverage Ratio.

(a)           The Company will not permit the Asset Coverage Ratio at any time during any period specified below to be less than the ratio set forth opposite such period:

Period	Asset Coverage Ratio
From the date of Closing through and including December 30, 2015	1.75 to 1.00
From December 31, 2015 through and including December 31, 2017	1.25 to 1.00
From January 1, 2018 and thereafter	1.75 to 1.00

In addition, for so long as any Bank Credit Agreement is in effect and the Borrowing Base therein is being calculated, at no time shall Indebtedness and Other Liabilities exceed 115% of the Borrowing Base then in effect; provided however, that if at any time the Borrowing Base shall cease to be calculated under the Bank Credit Agreement, then (x) the Leverage Ratio as of the end of each fiscal quarter of the Company (commencing with the fiscal quarter ended immediately preceding the date Borrowing Base is no longer being calculated) shall not be greater than the Permitted Leverage Ratio and (y) the Asset Coverage Ratio shall no longer be tested pursuant to this Section 10.8, it being understood that the Leverage Ratio contained in this Section 10.8 is an independent obligation in addition to the requirements, if any, imposed under Section 10.10.

(b)           The Present Value of Proved Reserves will be determined and adjusted periodically as follows:

(i)            The calculation of Present Value of Proved Reserves will be determined from the most recent Reserve Report.

(ii)           Subject to clause (iv) below, upon any sale by the Company or any Subsidiary of any Petroleum Property including but not limited to a sale of a lesser interest such as a royalty or a net profit interest to the extent the sale of such lesser interest is not considered to create a Lien (other than the sale of hydrocarbons after severance occurring in the ordinary course of the Company’s or such Subsidiary’s business), the calculation of Present Value of Proved Reserves shall be reduced, effective on the date of consummation of such sale or sales, by an amount equal to the Present Value of Proved Reserves attributable to Proved Reserves included in such sale or sales.

(iii)          Subject to clause (iv) below, upon acquisition or development by the Company or any Subsidiary of any Petroleum Property owned directly by the Company or any Subsidiary and not reflected in the most recent Reserve Report, the calculation of Present Value of Proved Reserves shall be increased in an amount equal to the Present Value of Proved Reserves attributable to such Petroleum Property.

(iv)          The Present Value of Proved Reserves will be determined and adjusted or re-determined and re-adjusted under each of clauses (ii) and (iii) above each such time that, individually or together with all such transactions since the last determination and adjustment, if any, there have been sales, acquisitions or, at the option of the Company, developments since such last determination and/or adjustment having either individually or together with all such transactions since such last determination and/or adjustment an aggregate market value greater than $25,000,000.

3.6.         Section 10 - Negative Covenants.  Section 10 of the Existing Note Purchase Agreement is hereby amended by adding a new Section 10.10 at the end of such Section to read as follows:

10.10.     Leverage Ratio.

The Company will not permit the Leverage Ratio as of the end of each fiscal quarter specified below to be greater than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter End Date	Leverage Ratio
Fiscal quarters ending December 31, 2015, March 31, 2016, June 30, 2016, September 30, 2016 and December 31, 2016	4.75 to 1.00
Fiscal quarters ending March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017	4.25 to 1.00
Fiscal quarter ending March 31, 2018 and each fiscal ending thereafter	3.50 to 1.00

provided, however, that if at any time on or after December 31, 2017 the Company (x) delivers to the holders of Notes financial statements pursuant to Section 7.1(a) or Section 7.1(b) evidencing a Leverage Ratio of less than 3.0 to 1.0 for the two consecutive fiscal quarters ending on such date, or (y) obtains an Investment Grade Rating, then the Leverage Ratio shall no longer be tested pursuant to this Section 10.10.

3.7.         Section 10 - Negative Covenants.  Section 10 of the Existing Note Purchase Agreement is hereby further amended by adding a new Section 10.11 at the end of such Section to read as follows:

Section 10.11.      Restricted Payments.

During the Covenant Relief Period, the Company will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment except the Company may declare and make or agree to pay or make Restricted Payments (a) with respect to its equity interests payable solely in additional shares of its equity interests (other than Disqualified Capital Stock) and (b) so long as both before and immediately after taking such action: (i) no Event of Default shall exist or result therefrom and (ii) the Company has unused availability under the Bank Credit Agreement after giving effect to such Restricted Payment or other action in an amount not less than five percent (5%) of the Borrowing Base then in effect.

3.8.         Section 11 - Events of Default.  Section 11(c) of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(c)           the Company defaults in the performance of or compliance with (i) any term contained in Section 7.1(d), Section 9.9 or Section 10, or (ii) any Additional Provision incorporated into this Agreement pursuant to Section 9.9 (after giving effect to any grace period, if any, for such Additional Provision pursuant to Section 9.9); or

3.9.         Schedule B — Definitions. The following definitions appearing in Schedule B of the Existing Note Purchase Agreement are each hereby amended and restated to read as follows:

“Change of Control” means any of the following events or circumstances (a) any Person or related Persons constituting a “group” for purposes of Section 13(d) of the Exchange Act shall have acquired “beneficial ownership” of a majority of the Voting Stock of the Company, or (b) during any period of 24 consecutive months, individuals who were directors of the Company at the beginning of the period and Qualifying Directors, in the aggregate, shall cease to constitute a majority of the Board of Directors of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred:

(1)           if, immediately following the event that would otherwise constitute a Change of Control, the Company (or the acquiring Person if it has acquired substantially all of the assets of the Company, or the resulting or surviving Person if it has merged or consolidated with the Company and the Company is not the surviving entity) has a rating of BBB- or higher by S&P, Baa3 or higher by Moody’s or an equivalent rating by another rating agency of recognized national standing if it has only a single rating or, if it has two or more ratings, at least two of the ratings are BBB- or higher by S&P, Baa3 or higher by Moody’s or an equivalent rating by another rating agency of recognized national standing (in each case, with no negative outlook) (as used in this paragraph “rating” of a Person means a rating of long term unsecured debt of such Person), provided, however, that the exclusion contained in this clause (1) shall not apply if the Company is acquired by a Person (a “Holding Company”) and a majority of the Voting Stock of the Holding Company is owned by Persons who were the holders of the majority of the Voting Stock of the Company prior to such acquisition; or

(2)           upon a conversion of the Company into a limited liability company, limited partnership or other form of entity or an exchange of all of the outstanding equity interests of the Company for equity interests in another form of entity into which the Company has been converted, so long as following such conversion or exchange the persons who were the holders of the capital stock of, or other equity interests in, the Company immediately prior to such transactions own in the aggregate the majority of the equity interests of such entity into which the

Company has been converted sufficient to elect a majority of its Board of Directors or persons performing a similar function.

“Debt Prepayment Application” means, with respect to any Disposition under Sections 10.6(d) or 10.6(e)(ii), as applicable, of any assets, the application by the Company or any Subsidiary, as the case may be, of cash in an amount equal to the net proceeds with respect to such Disposition to pay Senior Indebtedness (other than (a) Senior Indebtedness owing to the Company or any of its Subsidiaries or any Affiliate and (b) Senior Indebtedness in respect of any revolving credit or similar facilities providing the Company or any Subsidiary with the right to obtain loans or other extensions of credit from time to time, unless in connection with such payment of Senior Indebtedness the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such prepayment), provided that in the course of making such application the Company shall offer to prepay each outstanding Note, in accordance with Section 8.4 or 8A, as applicable, in a principal amount which equals the Ratable Portion of such Note in respect of such Disposition.

“Default Rate” means, with respect to any Note, that rate of interest that is equal to the greater of (a) 2% per annum above the Applicable Rate with respect to such Note or (b) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time at its principal office in New York, New York as its “base” or “prime” rate.

“Present Value of Proved Reserves” means, at any time, the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to the Company’s and its Subsidiaries’ collective interests in Proved Reserves expected to be produced from their Petroleum Properties during the remaining expected economic lives of such reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event (a) net revenues shall be calculated after giving effect to deductions for severance and ad valorem taxes but without any deduction for federal or state income taxes, (b) appropriate deductions shall be made for operating, gathering, transportation and marketing costs required for the production and sale of such reserves, (c) appropriate adjustments shall be made for hedging operations, provided that Swap Agreements with non-investment grade counterparties shall not be taken into account to the extent that such Swap Agreements improve the position of or otherwise benefit the Company or any of its Subsidiaries, (d) the pricing assumptions used in determining net present value for any particular reserves shall be based upon the following price decks: (i) for natural gas, the quotation for deliveries of natural gas for each such year from the New York Mercantile Exchange (“NYMEX”) for Henry Hub, provided that with respect to quotations for calendar years after the fifth calendar year, the quotation for the fifth calendar year shall be applied and (ii) for crude oil, the quotation for deliveries of West Texas Intermediate crude oil for each such calendar year from the New York Mercantile Exchange for Cushing, Oklahoma, provided that with respect to quotations for calendar years after the fifth calendar year, the quotation for the fifth calendar year shall be applied, and (e) the cash-flows derived from the pricing assumptions set forth in clause (d) above shall be further adjusted to account for the historical basis differentials for each month during the preceding 12-month period calculated by comparing realized crude oil and natural gas prices to Cushing, Oklahoma and Henry Hub NYMEX prices for each month during such period; provided that in calculating the Present Value of Proved Reserves, Proved Undeveloped Reserves shall not be taken into account to the extent that more than 30% of the Present Value of Proved Reserves is attributable to Proved Undeveloped Reserves.

“Ratable Portion” means, in respect of any holder of any Note upon any Disposition under Sections 10.6(d) or 10.6(e)(ii), as applicable, an amount equal to the product of

(a)           the net proceeds arising from such Disposition being offered to be applied to the payment of Senior Indebtedness pursuant to Sections 10.6(d)(iii) or 10.6(e)(ii)(C)(2), as applicable, multiplied by

(b)           a fraction, the numerator of which is the outstanding principal amount of such holder’s Note, and the denominator of which is the aggregate outstanding principal amount of all Senior Indebtedness at the time of such Disposition determined on a consolidated basis in accordance with GAAP.

3.10.       Schedule B — Definitions. The following new definitions are hereby added to Schedule B of the Existing Note Purchase Agreement in their proper alphabetical order to read as follows:

“2001 Note Agreement” means the Note Purchase Agreement, dated as of July 26, 2001, by and between the Company and the institutional investors party thereto, as amended, restated or otherwise modified from time to time.

“2001 Notes” means the Senior Notes, Series C, due July 26, 2016 issued by the Company under the 2001 Note Agreement, as amended, restated or otherwise modified from time to time.

“2010 Note Agreement” means the Note Purchase Agreement, dated December 30, 2010, by and between the Company and the institutional investors party thereto, as amended, restated or otherwise modified from time to time.

“2010 Notes” means the Series H Senior Notes due January 15, 2021, the Series I Senior Notes due January 15, 2023 and the Series J Senior Notes due January 15, 2026 issued by the Company under the 2010 Note Agreement, as amended, restated or otherwise modified from time to time.

“2014 Note Agreement” means the Note Purchase Agreement, dated September 18, 2014, by and between the Company and the institutional investors party thereto, as amended, restated or otherwise modified from time to time.

“2014 Notes” means the Series K Senior Notes due September 18, 2021, the Series L Senior Notes due September 18, 2024 and the Series M Senior Notes due September 18, 2026 issued by the Company under the 2014 Note Agreement, as amended, restated or otherwise modified from time to time.

“Additional Note Agreements” means each note purchase agreement (or similar agreement) entered into on or after the Second Amendment Effective Date which is similar to this Agreement and used in an institutional private placement, as such note purchase agreement may be amended, restated or otherwise modified from time to time.

“Additional Notes” means each senior note issued pursuant to an Additional Note Agreement, as such senior note may be amended, restated or otherwise modified from time to time.

“Additional Provision” is defined in Section 9.9.

“Applicable Rate” means with respect to (a) any Series D Note, (i) during the Covenant Relief Period, 6.44% per annum plus the applicable percentage per annum set forth in the table below determined by reference to the Company’s Leverage Ratio and Asset Coverage Ratio as set forth in the most recent officer’s certificate delivered to the holders of Notes pursuant to Section 7.2 and (ii) 6.44% per annum at all other times, (b) any Series E Note, (i) during the Covenant Relief Period, 6.54% per annum plus the applicable percentage per annum set forth in the table below determined by reference to the Company’s Leverage Ratio and Asset Coverage Ratio as set forth in the most recent officer’s certificate delivered to the holders of Notes pursuant to Section 7.2 and (ii) 6.54% per annum at all other times and (c) any Series F Note, (i) during the Covenant Relief Period, 6.69% per annum plus the applicable percentage per annum set forth in the table below determined by reference to the Company’s Leverage Ratio and Asset Coverage Ratio as set forth in the most recent officer’s certificate delivered to the holders of Notes pursuant to Section 7.2 and (ii) 6.69% per annum at all other times.

Asset Coverage Ratio	Leverage Ratio < 3.25 to 1.00 (“Initial Increase”)	Leverage Ratio > 3.25 to 1.00 but < 3.75 to 1.00	Leverage Ratio > 3.75 to 1.00 but < 4.25 to 1.00	Leverage Ratio > 4.25 to 1.00 but < 4.50 to 1.00	Leverage Ratio > 4.50 to 1.00
< 1.75 to 1.00	0.25%	0.50%	0.75%	1.00%	1.25%
> 1.75 to 1.00	0%	0.25%	0.50%	0.875%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Company’s Leverage Ratio and/or Asset Coverage Ratio shall become effective as of the first day of the fiscal quarter following a fiscal quarter during which the Company delivered (or was required to deliver) an officer’s certificate pursuant to Section 7.2 reflecting a change in the Company’s Leverage Ratio and/or Asset Coverage Ratio which would necessitate a change in the Applicable Rate pursuant to the table set forth above (each an “Adjustment Date”), provided, with respect to clauses (a), (b) and (c) above, if the Company fails to deliver the officer’s certificate as required by Section 7.2 for any fiscal quarter it will be deemed to have a Leverage Ratio greater than 4.50 to 1.0 for such fiscal quarter, provided, further if at any time during the Covenant Relief Period the Leverage Ratio is less than 3.25 to 1.00 as of the end of the most recently ended fiscal quarter for which an officer’s certificate has been provided pursuant to Section 7.2 and (x)(i) the Company delivers to the holders of Notes financial statements pursuant to Section 7.1(a) or Section 7.1(b) evidencing a Leverage Ratio of less than 3.0 to 1.0 for the two consecutive fiscal quarters ending on such date and (ii) the Borrowing Base shall have ceased to be calculated under the Bank Credit Agreement, or (y) the Company obtains an Investment Grade Rating prior to such date, then, in either case, effective on such Adjustment Date, the Initial Increase shall be of no further force or effect.

“Asset Coverage Ratio” means, as of any date, the ratio of (a) the sum of (i) Present Value of Proved Reserves on such date plus (ii) Adjusted Cash on such date to (b) Indebtedness and Other Liabilities on such date.

“Covenant Relief Period” means the period commencing on the Second Amendment Effective Date and ending on the date on or after December 31, 2017 on which both (a) the Asset Coverage Ratio for any fiscal quarter ending on or after such date is greater than 1.75 to 1.00 and (b) the Leverage Ratio for each of two consecutive fiscal quarters ending on or after such date is less than 3.00 to 1.00, in each case, as evidenced by the financial statements and corresponding officer’s certificate delivered pursuant to Sections 7.1 and 7.2, respectively.

“December 2008 Note Agreement” means the Note Purchase Agreement, dated  December 1, 2008, by and between the Company and the institutional investors party thereto, as amended, restated or otherwise modified from time to time.

“December 2008 Notes” means the Series G Senior Notes due December 1, 2018 issued by the Company under the December 2008 Note Agreement, as amended, restated or otherwise modified from time to time.

“Disqualified Capital Stock” means any equity interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other equity interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other equity interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one days after the earlier of (a) the maturity of the longest-dated Notes and (b) the date on which there are no Notes or other obligations hereunder outstanding, provided, however, that any equity interest that would not constitute a Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such equity interest upon the occurrence of a “change of control” occurring prior to the date that is ninety-one (91) days after the maturity of the longest-dated Notes shall not constitute a Disqualified Capital Stock if:

(i)            the “change of control” provisions applicable to such equity interest are not more favorable to the holders of such equity interest than the Change of Control provisions of this Agreement; and

(ii)           any such requirement only becomes operative after either (A) any Event of Default resulting from such Change of Control is waived or (B) the Notes are paid in full in cash.

Notwithstanding the preceding sentence, only the portion of such equity interest which so matures or is mandatorily redeemable or is so convertible or exchangeable prior to the date that is ninety-one (91) days after the maturity of the longest-dated Notes shall be so deemed a Disqualified Capital Stock.

“Financial Covenant” means any covenant (other than the Current Ratio (as defined in the Bank Credit Agreement as in effect on the Second Amendment Effective Date) covenant in Section 9.01(b) of the Bank Credit Agreement as in effect on the Second Amendment Effective Date) as well as any defined term used within any such covenant that requires the Company or any of its Subsidiaries to achieve, maintain, or not exceed (or fall below, as applicable), a stated level of financial condition or performance and includes, without limitation, any requirement that the Company or any of its Subsidiaries:

(a)           maintain a specified level of net worth, shareholders’ equity, total assets, cash flow or net income;

(b)           maintain any relationship of any component of its capital structure to any other component thereof (including, without limitation, the relationship of indebtedness, senior indebtedness or subordinated indebtedness to total capitalization, net worth or net income); or

(c)           maintain any measure of its ability to service its indebtedness and/or fixed charges (including, without limitation, exceeding any specified ratio of revenues, cash flow or net income to indebtedness, interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness).

For the avoidance of doubt, the covenants set forth in Sections 10.8, 10.9 and 10.10 of this Agreement constitute Financial Covenants.

“Investment Grade Rating” means, with respect to the senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person (other than Subsidiary Guarantors which are Wholly-Owned Subsidiaries) or subject to any other credit enhancement, a rating of (a) in the case of Moody’s, “Baa3” or better, or (b) in the case of S&P, “BBB-” or better.

“Leverage Ratio” means, as of any date, the ratio of (a) Indebtedness and Other Liabilities as of such date to (b) Consolidated EBITDAX for the period of four fiscal quarters ending on such date.

“Material Credit Facility” means, as to the Company and its Subsidiaries,

(a)           the Bank Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and

(b)           any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support, in a principal amount outstanding or available for borrowing equal to or greater than $100,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating business.

“Other Note Agreements” means the 2001 Note Agreement, Agreement, the December 2008 Note Agreement, the 2010 Note Agreement, the 2014 Note Agreement and each Additional Note Agreement.

“Permitted Leverage Ratio” means as of the end of any fiscal quarter (a) the Leverage Ratio permitted under Section 10.10 for the applicable fiscal quarter while the Covenant Relief Period is in effect and (b) 3.00 to 1.00 at all other times.

“Prepayment Date” is defined in Section 8A.1.

“Prepayment Offer” is defined in Section 8A.1.

“Prepayment Response Date” is defined in Section 8A.2.

“Prepayment Transfer” is defined in Section 8A.1.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests in the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Company or any option, warrant or other right to acquire any such equity interests in the Company.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw-Hill Financial, Inc. or any successor to its ratings business.

“Second Amendment Effective Date” means December 31, 2015.

“Second Round Ratable Portion” is defined in Section 8A.

“Senior Notes” means the Notes, the 2001 Notes, the December 2008 Notes, the 2010 Notes, the 2014 Notes and any Additional Notes.

4.                                      AMENDMENT OF THE EXISTING NOTES

4.1.         Amendment of Existing Notes.

The Existing Notes, as amended by Exhibit A-1, A-2 or A-3, as applicable, to this Amendment Agreement, shall be hereinafter referred to, individually, as a “Note” and, collectively, as the “Notes”. The Existing Notes are hereby, without any further action required on the part of any other Person, deemed to be automatically amended to conform to and have the terms provided in Exhibit A-1, A-2, or A-3, as applicable, to this Amendment Agreement (except that the principal amount, registration number and the payee of each Note shall remain unchanged).  Any Note issued on or after the Effective Date shall be in the form of Exhibit A-1, A-2 or A-3, as applicable, to this Amendment Agreement.  The term “Notes” as used in the Existing Note Purchase Agreement shall include each Note delivered pursuant to any provision of the Existing Note Purchase Agreement, as amended hereby (and as hereafter amended) and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.

4.2.         Replacement Notes.

If requested by a Noteholder, the Company will issue a replacement Note or Notes in favor of each record holder of an Existing Note or Existing Notes, in exchange for such Noteholder’s Existing Note or Existing Notes.

5.                                      WAIVERS.

Subject to the satisfaction of the conditions set forth in Section 7 hereof, the Noteholders hereby waive (the “Waivers”) the Events of Default occurring under (a) Section 11(d) of the Existing Note Purchase Agreement resulting from the Company failing to set forth the correct information required in order to establish whether the Company was in compliance with the requirements of Section 10.8 for the fiscal year ended December 31, 2014 in violation of Section 7.2(a) of the Existing Note Purchase Agreement, (b) Section 11(e) of the Existing Note Purchase Agreement resulting from the Company setting forth incorrect information in the officer’s certificate provided to the Noteholders pursuant to Section 7.2(a) of the Existing Note Purchase Agreement for the fiscal year ended December 31, 2014, (c) Section 11(c) of the Existing Note Purchase Agreement resulting from the Company failing to provide notice within five days of a Responsible Officer becoming aware of the existence of the Event of Default referenced in clauses (a) and (b) above in violation of Section 7.1(d) of the Existing Note Purchase Agreement, (d) Section 11(f) of the Existing Note Purchase Agreement resulting from the Company being in default in the performance of analogous provisions set forth in clause (a), (b) and (c) above under each of the Existing Note Agreements (as defined below) and (e) Section 11(f) of the Existing Note Purchase Agreement resulting from the Company being in default under the Bank Credit Agreement as a result of the defaults specified in this Section 5.  The Waivers contained herein shall not extend beyond the terms expressly set forth herein, nor shall the Waivers impair any right or power accruing to any Noteholder with respect to any other Default or Event of Default that occurs after the date hereof.  Nothing contained herein shall be deemed to imply any willingness of any Noteholder to agree to, or otherwise prejudice any rights of such Noteholder with respect to, any similar waiver that may be requested by the Company.

6.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

To induce you to enter into this Amendment Agreement and to consent to the Amendments and Waivers, the Company represents and warrants as follows:

6.1.         Reaffirmation of Representations and Warranties.

After giving effect to this Amendment Agreement, all of the representations and warranties contained in Section 5 of the Existing Note Purchase Agreement are correct with the same force and effect as if made by the Company on the date hereof (or, if any representation or warranty is expressly stated to have been made as of a specific date, as of such date).

6.2.         Organization, Power and Authority, etc.

The Company has all requisite corporate power and authority to enter into and perform its obligations under this Amendment Agreement.

6.3.         Legal Validity.

The execution and delivery of this Amendment Agreement by the Company and compliance by the Company with its obligations hereunder and under the Note Purchase Agreement: (a) are within the corporate powers and authority of the Company; and (b) will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company is bound or by which the Company or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company.

This Amendment Agreement has been duly authorized by all necessary action on the part of the Company, has been executed and delivered by a duly authorized officer of the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors’

rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.4.         No Defaults.

After giving effect to the Waivers contained in Section 5, no event has occurred and no condition exists that: (a) would constitute a Default or an Event of Default or (b) could reasonably be expected to have a Material Adverse Effect.

6.5.         Compensation.

Except for an amendment fee payable to each lender under the Bank Credit Agreement equal to 0.05% of the commitment of such lender under the Bank Credit Agreement, no consideration or remuneration has been paid or will be paid to any agent or any lender under the Bank Credit Agreement as an inducement to enter into the Bank Amendment (as defined below).

6.6.         Disclosure.

This Amendment Agreement and the documents, certificates or other writings delivered to the Noteholders by or on behalf of the Company in connection therewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to the Noteholders by or on behalf of the Company specifically for use in connection with the transactions contemplated by this Amendment Agreement.

7.                                      EFFECTIVENESS OF WAIVERS AND AMENDMENTS.

The Waivers and Amendments shall become effective only upon the date of the satisfaction in full of the following conditions precedent (the “Effective Date”):

7.1.         Execution and Delivery of this Amendment Agreement.

The Company and the Required Holders shall have executed and delivered this Amendment Agreement.

7.2.         Representations and Warranties True.

The representations and warranties set forth in Section 6 shall be true and correct on such date in all respects.

7.3.         Authorization.

The Company shall have authorized, by all necessary action, the execution, delivery and performance of all documents, agreements and certificates in connection with this Amendment Agreement.

7.4.         Opinion of Company Counsel.

The Company shall have delivered to the Noteholders an opinion in form and substance satisfactory to the Required Holders, dated the Effective Date, from Baker Botts L.L.P., counsel for the Company, covering such matters incident to the transactions contemplated hereby as the Required Holders or their counsel may reasonably request.

7.5.         Amendment to 2001 Note Purchase Agreement.

The Company shall have delivered to the Noteholders a fully executed copy of that certain Amendment No. 3 to Note Purchase Agreement, dated as of the date hereof, by and among the Company and each of the Persons signatory thereto with respect to that certain Note Purchase Agreement, dated as of July 26, 2001, together with each of the other instruments and agreements executed and/or delivered in connection therewith, in each case in form and substance reasonably satisfactory to the Required Holders, and the conditions to the effectiveness thereof shall have been satisfied or waived.

7.6.         Amendment to December 2008 Note Purchase Agreement.

The Company shall have delivered to the Noteholders a fully executed copy of that certain Amendment No. 2 to Note Purchase Agreement, dated as of the date hereof, by and among the Company and each of the Persons signatory thereto with respect to that certain Note Purchase Agreement, dated December 1, 2008, together with each of the other instruments and agreements executed and/or delivered in connection therewith, in each case in form and substance reasonably satisfactory to the Required Holders, and the conditions to the effectiveness thereof shall have been satisfied or waived.

7.7.         Amendment to 2010 Note Purchase Agreement.

The Company shall have delivered to the Noteholders a fully executed copy of that certain Amendment No. 1 to Note Purchase Agreement, dated as of the date hereof, by and among the Company and each of the Persons signatory thereto with respect to that certain Note Purchase Agreement, dated December 30, 2010, together with each of the other instruments and agreements executed and/or delivered in connection therewith, in each case in form and substance reasonably satisfactory to the Required Holders, and the conditions to the effectiveness thereof shall have been satisfied or waived.

7.8.         Amendment to 2014 Note Purchase Agreement.

The Company shall have delivered to the Noteholders a fully executed copy of that certain Amendment No. 1 to Note Purchase Agreement, dated as of the date hereof, by and among the Company and each of the Persons signatory thereto with respect to that certain Note Purchase Agreement, dated September 18, 2014, together with each of the other instruments and agreements executed and/or delivered in connection therewith, in each case in form and substance reasonably satisfactory to the Required Holders, and the conditions to the effectiveness thereof shall have been satisfied or waived.

7.9.         Amendment to Bank Credit Agreement.

The Company shall have delivered to the Noteholders a fully executed copy of that certain Fourth Amendment to Amended and Restated Credit Agreement, dated as of the date hereof, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto (the “Bank Amendment”), certified as true and correct by a Responsible Officer, such amendment to be in form and substance reasonably satisfactory to the Required Holders, and the conditions to the effectiveness thereof shall have been satisfied or waived.

7.10.       Amendment Fee.

The Company shall have paid the amendment fee in accordance with Section 9 below.

7.11.       Special Counsel Fees.

The Company shall have paid the reasonable fees and disbursements of Noteholders’ special counsel in accordance with Section 8 below.

7.12.       Updated December 31, 2014 Financial Information and Officer’s Certificate.

The Company shall have provided the Noteholders with corrected updated financial information and corresponding officer’s certificate to replace the information provided by the Company as described in Sections 5(a) and 5(b) of this Amendment Agreement.

7.13.       Proceedings Satisfactory.

All proceedings taken in connection with this Amendment Agreement and all documents and papers relating thereto shall be satisfactory to the Noteholders signatory hereto and their special counsel, and such Noteholders and their special counsel shall have received copies of such documents and papers as they or their special counsel may reasonably request in connection herewith.

8.                                      EXPENSES.

Whether or not the Waivers or Amendments become effective, the Company will promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all reasonable fees, expenses and costs of your special counsel, Morgan, Lewis & Bockius LLP, incurred in connection with the preparation, negotiation and delivery of this Amendment Agreement and any other documents related thereto.  Nothing in this Section shall limit the Company’s obligations pursuant to Section 15.1 of the Existing Note Purchase Agreement.

9.                                      AMENDMENT FEE.

The Company shall pay to each Noteholder, on or prior to the Effective Date, an amendment fee equal to, in the aggregate, 0.10% of the outstanding principal amount of the Existing Notes held by each such Noteholder, such fee to be paid to the account or accounts designated by each Noteholder pursuant to Section 14 of the Existing Note Purchase Agreement.

10.                               MISCELLANEOUS.

10.1.       Part of Existing Note Purchase Agreement; Future References, etc.

This Amendment Agreement shall be construed in connection with and as a part of the Note Purchase Agreement and, except as expressly amended by this Amendment Agreement, all terms, conditions and covenants contained in the Existing Note Purchase Agreement are hereby ratified and shall be and remain in full force and effect.  Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment Agreement may refer to the Note Purchase Agreement without making specific reference to this Amendment Agreement, but nevertheless all such references shall include this Amendment Agreement unless the context otherwise requires.

10.2.       Counterparts, Facsimiles.

This Amendment Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed signature page by facsimile or e-mail transmission shall be effective as delivery of a manually signed counterpart of this Amendment Agreement.

10.3.       Release.

The matters set forth herein have been agreed to by the Noteholders as an accommodation to the Company.  In consideration of such accommodation, and acknowledging that the Noteholders will be specifically relying on the following provisions as a material inducement in entering into this Amendment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, on behalf of itself and its shareholders, subsidiaries and affiliates (each, a “Releasor”), hereby unconditionally and irrevocably acquits and fully and forever releases, remises and discharges the Noteholders and their respective agents, partners, servants, employees, directors, officers, attorneys, accountants, consultants, advisors, principals, trustees, representatives, receivers, trustees, affiliates, subsidiaries, shareholders, predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, damages, losses, demands, liabilities, obligations, remedies, suits, actions and causes of action whatsoever (whether arising in contract or in tort, and whether at law or in equity), whether known or unknown, suspected or claimed, matured or contingent, liquidated or unliquidated, in any way arising from, in connection with, or in any way concerning or relating to, this Amendment Agreement, the Note Purchase Agreement and the Notes, and/or any dealings with any of the Released Parties in connection with the transactions contemplated by such documents or this Amendment Agreement prior to the execution of this Amendment Agreement.  This release shall be and remain in full force and effect notwithstanding the discovery by any Releasor after the date hereof (a) of any new or additional claim against any Released Party, (b) of any new or additional facts in any way relating to the subject matter of this release, (c) that any fact relied upon by it was incorrect or (d) that any representation made by any Released Party was untrue.  The Company (on behalf of itself and the other Releasors) acknowledges and agrees that this release is intended to, and does, fully, finally and forever release all matters described in this Section 10.3, notwithstanding the existence or discovery of any such new or additional claims or facts, incorrect facts, misunderstanding of law or misrepresentation.  The Company (on behalf of itself and the other Releasors) covenants and agrees not to, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any of the Released Parties any action or other proceeding based upon any of the claims released hereby.  Notwithstanding the foregoing, in no event shall the foregoing be interpreted, construed or otherwise deemed as an admission or suggestion by the Noteholders of any wrongdoing or liability owed to the Company or any other Person.  The Company (on behalf of itself and the other Releasors) understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

10.4.       Governing Law.

THIS AMENDMENT AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

[Remainder of page intentionally left blank.  Next page is signature page.]

If you are in agreement with the foregoing, please so indicate by signing the acceptance below on the accompanying counterpart of this Amendment Agreement and returning it to the Company, whereupon it will become a binding agreement among you and the Company.

CABOT OIL & GAS CORPORATION

By:	/s/ Scott C. Schroeder
Name:	Scott C. Schroeder
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Amendment No. 2 to July 2008 Note Purchase Agreement

The foregoing Amendment Agreement is hereby accepted as of the date first above written.  By its execution below, each of the undersigned represents that it is the owner of one or more of the Existing Notes and is authorized to enter into this Amendment Agreement in respect thereof.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Chris Halloran
Name:	Chris Halloran
Title:	Vice President

PRUDENTIAL ARIZONA REINSURANCE CAPTIVE COMPANY

By:	PGIM, Inc., as investment manager

	By:	/s/ Chris Halloran
	Name:	Chris Halloran
	Title	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	PGIM, Inc., as investment manager

	By:	/s/ Chris Halloran
	Name:	Chris Halloran
	Title	Vice President

MEDICA HEALTH PLANS

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

	By:	/s/ Chris Halloran
	Name:	Chris Halloran
	Title	Vice President

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	Northwestern Mutual Investment Management Company, LLC,
Its investment advisor

	By:	/s/ Daniel J. Julka
	Name:	Daniel J. Julka
	Title	Managing Director

MANULIFE (INTERNATIONAL) LIMITED

By:	Hancock Capital Investment Management, LLC, as Sub-Investment Manager

	By:	/s/ Eugene X. Hodge, Jr.
	Name:	Eugene X. Hodge, Jr.
	Title:	Senior Managing Director

JPMORGAN CHASE BANK, not individually but solely in its
Capacity as Directed Trustee for the SBC Master Pension Trust

By:	/s/ Jacqueline M. Savage
Name:	Jacqueline M. Savage
Title:	Attorney-in-Fact

JPMorgan Chase Bank, N.A. acting solely in its representative capacity

As directed trustee for and not in its individual capacity JPMorgan Chase

Bank, N.A. shall not have individual liability with respect to the foregoing.

JPMorgan Chase Bank, N.A. is executing the foregoing solely in its capacity as directed trustee of the SBC Master Pension Trust (the “Trust”) and not in its individual capacity.  Any recourse of the Fund shall be limited to the assets of the Trust.

AMERICAN GENERAL LIFE INSURANCE COMPANY
THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK
By:	AIG Asset Management (U.S.) LLC, Investment Adviser

By:	/s/ Michael Reynolds
Name:	Michael Reynolds
Title:	Vice President

CONNECTICUT GENERAL LIFE INSURANCE COMPANY
By:	CIGNA Investments, Inc. (authorized agent)

By:	/s/ Lori E. Hopkins
Name:	Lori E. Hopkins
Title:	Managing Director

LIFE INSURANCE COMPANY OF NORTH AMERICA
By:	CIGNA Investments, Inc. (authorized agent)

By:	/s/ Lori E. Hopkins
Name:	Lori E. Hopkins
Title:	Managing Director

CIGNA HEALTH AND LLIFE INSURANCE COMPANY
By:	CIGNA Investments, Inc. (authorized agent)

By:	/s/ Lori E. Hopkins
Name:	Lori E. Hopkins
Title:	Managing Director

JACKSON NATIONAL LIFE INSURANCE COMPANY
By:	PPM America Inc., as attorney in fact

By:	Brian B. Manczak
Name:	Brian B. Manczak
Title:	Managing Director

JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

By:	PPM America Inc., as attorney in fact

By:	Brian B. Manczak
Name:	Brian B. Manczak
Title:	Managing Director

HARTFORD LIFE INSURANCE COMPANY
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
By:	Hartford Investment Management Company
Their Agent and Attorney-in-Fact

	By:	/s/ Dawn Crunden
	Name:	Dawn Crunden
	Title:	Senior Vice President

UNUM LIFE INSURANCE COMPANY OF AMERICA
By:	Provident Investment Management, LLC
Its:	Agent

	By:	/s/ Ben Vance
Name: Ben Vance
Title: Vice President, Senior Managing Director

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY
By:	Provident Investment Management, LLC
Its:	Agent

	By:	/s/ Ben Vance
Name: Ben Vance
Title: Vice President, Senior Managing Director

COLONIAL LIFE & ACCIDENT INSURANCE COMPANY
By:	Provident Investment Management, LLC
Its:	Agent

	By:	/s/ Ben Vance
Name: Ben Vance
Title: Vice President, Senior Managing Director

MUTUAL OF OMAHA INSURANCE COMPANY

By:	/s/ Justin P. Kavan
Name:	Justin P. Kavan
Title:	Senior Vice President

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:	/s/ Justin P. Kavan
Name:	Justin P. Kavan
Title:	Senior Vice President

PROTECTIVE LIFE INSURANCE COMPANY

By:	/s/ Phillip E. Passafiume
Name:	Phillip E. Passafiume
Title:	Director, Fixed Income

PROTECTIVE LIFE & ANNUITY INSURANCE COMPANY

By:	/s/ Phillip E. Passafiume
Name:	Phillip E. Passafiume
Title:	Director, Fixed Income

ATHENE ANNUITY AND LIFE COMPANY
By:	Athene Asset Management, L.P., its investment adviser
By:	AAM GP Ltd., its general partner

	By:	/s/ Roger D. Fors
	Name:	Roger D. Fors
	Title:	Senior Vice President, Fixed Income

KNIGHTS OF COLUMBUS

By:	/s/ Charles E. Maurer, Jr.
Name:	Charles E. Maurer, Jr.
Title:	Supreme Secretary

BANKERS LIFE AND CASUALTY COMPANY
COLONIAL PENN LIFE INSURANCE COMPANY
CONSECO LIFE INSURANCE COMPANY
WASHINGTON NATIONAL INSURANCE COMPANY

By:	40/86 Advisors, Inc. acting as Investment Advisor

	By:	/s/ Jesse E. Horsfall
	Name:	Jesse E. Horsfall
	Title:	Senior Vice President

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By:	Babson Capital Management LLC
As Investment Adviser

	By:	/s/ Patrick M. Manseau
	Name:	Patrick M. Manseau
	Title:	Managing Director

C.M. LIFE INSURANCE COMPANY
By:	Babson Capital Management LLC
As Investment Adviser

	By:	/s/ Patrick M. Manseau
	Name:	Patrick M. Manseau
	Title:	Managing Director

LIFE INSURANCE COMPANY OF THE SOUTHWEST
By:	Sentinel Asset Management, Inc., its Investment Advisor

By:	/s/ Andrew Ebersole
Name:	Andrew Ebersole
Title:	Director, Head of Private Placements

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By:	/s/ Ward Argust
Name:	Ward Argust
Title:	Assistant Vice President, Investments

By:	/s/ Tad Anderson
Name:	Tad Anderson
Title:	Assistant Vice President, Investments

SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY

By:	/s/ David Divine
Name:	David Divine
Title:	Senior Portfolio Manager

THE OHIO NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Annette M. Teders
Name:	Annette M. Teders
Title:	Vice President

OHIO NATIONAL LIFE ASSURANCE CORPORATION

By:	/s/ Annette M. Teders
Name:	Annette M. Teders
Title:	Vice President

NATIONAL GUARDIAN LIFE INSURANCE COMPANY

By:	/s/ R.A. Mucci
Name:	R.A. Mucci
Title:	Senior Vice President & Treasurer

SETTLERS LIFE INSURANCE COMPANY

By:	/s/ R.A. Mucci
Name:	R.A. Mucci
Title:	Vice President & Treasurer

Annex 1

Noteholders

The Prudential Insurance Company of America

Prudential Arizona Reinsurance Captive Company

Prudential Retirement Insurance and Annuity Company

Medica Health Plans

The Northwestern Mutual Life Insurance Company

Manulife (International) Limited

JPMorgan Chase Bank, not individually but solely in its

capacity as Directed Trustee for the SBC Master Pension Trust

American General Life Insurance Company

The United States Life Insurance Company in the City of New York

Connecticut General Life Insurance Company

Life Insurance Company of North America

Cigna Health and Life Insurance Company

Jackson National Life Insurance Company

Jackson National Life Insurance Company of New York

Hartford Life Insurance Company

Hartford Life and Annuity Insurance Company

Unum Life Insurance Company of America

Provident Life and Accident Insurance Company

Colonial Life & Accident Insurance Company

Mutual of Omaha Insurance Company

Annex 1-1

United of Omaha Life Insurance Company

Protective Life Insurance Company

Protective Life & Annuity Insurance Company

Athene Annuity and Life Company

Knights of Columbus

Bankers Life and Casualty Company

Colonial Penn Life Insurance Company

Conseco Life Insurance Company

Washington National Insurance Company

Massachusetts Mutual Life Insurance Company

C.M. Life Insurance Company

Life Insurance Company of the Southwest

Great-West Life & Annuity Insurance Company

Southern Farm Bureau Life Insurance Company

The Ohio National Life Insurance Company

Ohio National Life Assurance Corporation

National Guardian Life Insurance Company

Settlers Life Insurance Company

Conseco Life Insurance Company

EXHIBIT A-1

[FORM OF SERIES D NOTE]

CABOT OIL & GAS CORPORATION

SERIES D SENIOR NOTE DUE JULY 16, 2018

No. RD-[ ]	[Date]
$[ ]	PPN: 127097 B#9

For Value Received, the undersigned, CABOT OIL & GAS CORPORATION (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [            ], or registered assigns, the principal sum of [                     ] DOLLARS (or so much thereof as shall not have been prepaid) on July 16, 2018, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Applicable Rate (as defined in the Note Purchase Agreement referred to below) with respect to this Note from [January 16, 2016], payable semiannually, on the 16th day of July and January in each year, commencing with the July or January next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in Dallas, Texas or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of the Series D Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated July 16, 2008, as amended (and as further amended from time to time, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

Exhibit A-1-1

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Very truly yours,

CABOT OIL & GAS CORPORATION

By:
Name:
Title:

Exhibit A-1-2

EXHIBIT A-2

[FORM OF SERIES E NOTE]

CABOT OIL & GAS CORPORATION

SERIES E SENIOR NOTE DUE JULY 16, 2020

No. RE-[ ]	[Date]
$[ ]	PPN: 127097 C*2

For Value Received, the undersigned, CABOT OIL & GAS CORPORATION (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [            ], or registered assigns, the principal sum of [                     ] DOLLARS (or so much thereof as shall not have been prepaid) on July 16, 2020, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Applicable Rate (as defined in the Note Purchase Agreement referred to below) with respect to this Note from [January 16, 2016], payable semiannually, on the 16th day of July and January in each year, commencing with the July or January next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in Dallas, Texas or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of the Series E Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated July 16, 2008, as amended (and as further amended from time to time, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

Exhibit A-2-1

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Very truly yours,

CABOT OIL & GAS CORPORATION

By:
Name:
Title:

Exhibit A-2-2

EXHIBIT A-3

[FORM OF SERIES F NOTE]

CABOT OIL & GAS CORPORATION

SERIES F SENIOR NOTE DUE JULY 16, 2023

No. RF-[ ]	[Date]
$[ ]	PPN: 127097 C@0

For Value Received, the undersigned, CABOT OIL & GAS CORPORATION (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [            ], or registered assigns, the principal sum of [                     ] DOLLARS (or so much thereof as shall not have been prepaid) on July 16, 2023, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Applicable Rate (as defined in the Note Purchase Agreement referred to below) with respect to this Note from [January 16, 2016], payable semiannually, on the 16th day of July and January in each year, commencing with the July or January next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in Dallas, Texas or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of the Series F Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated July 16, 2008, as amended (and as further amended from time to time, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

Exhibit A-3-1

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Very truly yours,

CABOT OIL & GAS CORPORATION

By:
Name:
Title:

Exhibit A-3-2